Exhibit 99.1

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 6, 2007

CBRE REALTY FINANCE, INC. ANNOUNCES SECOND QUARTER 2007 RESULTS

Financial Results and Other Significant Events:

•	Twenty-two new investments totaling $501.5 million were originated during the second quarter. Net investment originations totaled $440.8 million, an increase of 119.4 percent from the prior quarter.

•

Total assets increased 34.2 percent from the prior quarter to approximately $2.37 billion, or 25.6 percent, excluding the $151.8 million asset increase related to the consolidation of two loans upon foreclosure.

•	The Company recognized a $7.8 million non-cash impairment on one of the two foreclosed assets that the Company gained control of through foreclosure during the quarter.

•	Excluding the non-cash impairment charge, AFFO would have been $6.4 million, or $0.21 per diluted common share, an increase of 19.1 percent, or $0.03 per share, from the prior quarter.

•

The Company recorded a net loss available to common stockholders for the second quarter of $4.6 million, or $0.15 per diluted common share; AFFO totaled ($1.3) million, or ($0.04) per diluted common share.

•	As previously announced, the Company closed on a $1.0 billion collateralized debt obligation (“CDO”) with a weighted average interest rate of three-month LIBOR plus 40.6 basis points.

•	The Company remains on track to hire a new Chief Executive Officer by August 30th.

Hartford, CT, August 6, 2007 – CBRE Realty Finance, Inc. (NYSE: CBF) today reported results for the quarter ended June 30, 2007.

Including a $7.8 million non-cash impairment charge, CBRE Realty Finance reported adjusted funds from operations (“AFFO”) for the second quarter of 2007 of ($1.3) million, or ($0.04) per diluted common share, as compared to $5.4 million, or $0.18 per diluted common share, for the first quarter 2007. Excluding the non-cash impairment charge, AFFO would have been $6.4 million, or $0.21 per diluted common share, an increase of 19.1 percent, or $0.03 per share, from the prior quarter.

-MORE-

CBRE Realty Finance, Inc.

Including a $7.8 million non-cash impairment charge, net loss for the second quarter 2007 was $4.6 million, or $0.15 per diluted common share, as compared to net income of $1.6 million, or $0.05 per diluted common share, for the first quarter 2007. Excluding the non-cash impairment charge, net income would have been $3.2 million, or $0.11 per diluted common share, an increase of 103.6 percent, or $0.05 per share, from the prior quarter

Ray Wirta, executive chairman, commented, “While we are disappointed with the write-down on the foreclosed asset, we are pleased that we delivered $0.21 per share of AFFO matching our dividend for the quarter, excluding the write-down. We continue to focus on our previously announced strategy to liquidate our two foreclosed assets and our existing JV deals in an orderly basis and reallocate this capital to our core lending business.”

Investment Activity

The Company originated $501.5 million of new investments during the second quarter 2007. Approximately 24.0 percent, or $120.5 million, of the Company’s second quarter 2007 investments were originated through its CBRE|Melody network affiliation. The Company’s second quarter loan and security investments had a weighted average loan-to-value ratio of 71.5 percent and an average term of 3.2 years, with 76.6 percent comprised of floating rate investments.

The following is a summary of the Company’s investments originated during the second quarter ended June 30, 2007:

Asset Description (1)	Investments ($ in millions)	% Allocation of Investments	Fixed Rate: Average Yield	Floating Rate Average Spread over LIBOR
Whole Loans - floating rate (2)	159.9	31.9	—	L + 1.90%
Whole Loans - fixed rate (2)	67.8	13.5	6.68%	—
Structured - floating rate	218.9	43.6	—	L + 3.93%
Structured – fixed rate	40.7	8.1	10.04%	—
CMBS - floating rate	5.4	1.1	—	L + 1.70%
CMBS - fixed rate	8.8	1.8	7.59%	—
Total / Average	501.5	100	7.92%	L + 3.03%

(1)	Debt and security investments are presented net of unamortized fees, discounts, and unfunded commitments.
(2)	Includes originated whole loans, acquired whole loans and bridge loans.

-MORE-

CBRE Realty Finance, Inc.

Asset spreads for floating rate originations during the quarter ended June 30, 2007 were 30-day LIBOR plus 303 basis points as compared to 30-day LIBOR plus 311 basis points in the previous quarter. Asset yields for fixed rate originations during the quarter ended June 30, 2007 were 7.92 percent as compared to 6.70 percent in the previous quarter. The Company’s overall investment portfolio increased from $1.57 billion at March 31, 2007 to $2.00 billion at June 30, 2007. The Company’s loan portfolio, at June 30, 2007, consisted of 45.2 percent floating rate and 54.8 percent fixed rate loans, with a weighted average maturity of 3.4 years and a weighted average loan-to-value ratio of 68.5 percent.

Operating Results

Debt investments (whole loans, structured loans and CMBS) generated investment income of $29.7 million and net investment income of $6.8 million for the second quarter. Net investment income represents investment income related to its debt investments, less interest expense on the Company’s borrowings related to its debt investments.

Interest expense on borrowings related to the Company’s debt investments was $22.8 million for the second quarter 2007 and reflects interest expense on $1,313.5 million of investment grade notes issued by the Company’s two collateralized debt obligations (“CDO”), borrowings under the secured warehouse repurchase facilities and $50.0 million of trust preferred securities.

At June 30, 2007, the Company’s debt-to-book equity ratio was 4.3x compared to 3.1x in the previous quarter.

The weighted average borrowing cost for the Company’s secured debt and long-term capital was 6.2 percent for the quarter ended June 30, 2007 compared to 6.0 percent in the previous quarter.

During the quarter, $0.8 million, or $0.03 per diluted common share, was contributed to AFFO by the Company’s consolidated and unconsolidated investments in joint ventures.

Foreclosed Assets

The two non-earning loans are the Monterey in Bethesda, Maryland and the Rodgers Forge in Towson, Maryland. The Company foreclosed on the Monterey, a 434-unit condominium conversion project, on May 9, 2007 and took immediate control. The Company foreclosed on Rodgers Forge, a 508-unit condominium conversion project on May 4, 2007 and took control on June 19, 2007 after a court ratification awarded it legal control of the property.

The fair value of the Monterey at May 9, 2007, the date of foreclosure, using a discounted cash flow method on expected cash flows was determined to be below the carrying value at such date by $7.8 million. At June 30, 2007, the Company’s net carrying value in Monterey was $31.7 million after the impairment with a total asset value of $145.5 million.

The implementation of our business plan at the Monterey was delayed by approximately 45 days to resolve regulatory matters with the Montgomery County Housing Authority and the Company expects that there will be an additional 10 day delay before the matter is legally resolved. In order to maximize the value of the project, the Company intends to execute the following activities:

-MORE-

CBRE Realty Finance, Inc.

•	Immediately restart selling campaign on the project;

•	Complete all work in process; and

•	Continue to fund debt service on the senior loan.

Upon completion of these activities and stabilization of the project, the Company expects to explore an exit strategy through an outright sale of the project. The Company expects to expend an additional $17.0 million in connection with these activities through the end of the year.

At June 30, 2007, the Company’s net carrying value in Rodgers Forge was $22.9 million with a total asset value of $59.9 million. Rodgers Forge is a six-phase, 119 building, 508-unit, rental-to-condominium development in one of Baltimore’s premier suburbs. The current fair value measured by a discounted cash flow analysis supports the carrying value at June 30, 2007. The Company is positioned to execute on the following business plan activities in the short term with anticipated expenditures of $2.0 million by the end of the year:

•	Complete immediate upgrades on the project; and

•	Explore marketing the active project in its current state for sale.

Liquidity and Funding

At June 30, 2007, the Company had $21.2 million of cash and cash equivalents and $83.0 million of restricted cash. The restricted cash is comprised primarily of $50.2 million of escrow reserve requirements related to tenant improvements and leasing reserves on a number of the Company’s first mortgage loans and $32.2 million of cash available in its two CDOs. In addition, the Company had available a $75.0 million undrawn revolver with the closing of its second CDO.

Loan prepayments and amortization payments totaled $60.7 million during the second quarter 2007.

At June 30, 2007, the Company had $386.7 million, or 16.3%, of its assets on its warehouse lines as the majority of the Company’s assets are term-financed by its $1.31 billion of long-term CDO bonds.

Given the recent volatility in the capital markets, the Company has halted making new investments in the near-term. The current credit market environment is unstable and the Company continues to review and analyze the impact on its potential avenues of liquidity. The Company has a warehouse line with each of Wachovia and Deutsche Bank. As of the issuance of this press release, Wachovia has requested additional equity of $26.7 million in connection with its warehouse line. The Company expects to satisfy the request by pledging a portion of its unlevered assets, including a portion of its joint venture investments. The joint ventures are performing as planned and currently have book equity of $75.8 million. Deutsche Bank, on which the Company has $14.3 million of outstanding debt secured by one first mortgage, has requested the Company refinance the one loan and close the line, which the Company is in the process of doing. The Company plans to restart its lending program when it is comfortable with the expected pricing of, and has reasonable access to, capital both in the debt and equity markets that will enable the Company to achieve its growth objectives. The Company is considering several equity and debt capital raising options.

-MORE-

CBRE Realty Finance, Inc.

Dividends

On June 18, 2007, the Company announced that its Board of Directors declared a cash dividend of $0.21 per share of common stock, payable with respect to the quarter ended June 30, 2007. The dividend represented an increase of $0.03, or 16.7 percent, from the dividend of $0.18 made in respect to the second quarter of 2006. The $0.21 per share dividend represents a 100 percent payout of cash available for distribution generated from second quarter 2007 operations. The dividend was paid on July 16, 2007 to stockholders of record as of the close of business on June 29, 2007.

Management

On April 25, 2007, the Company announced that Keith Gollenberg resigned as the Company’s Chief Executive Officer, President and as a Director. Ray Wirta, Chairman, assumed the additional responsibilities of Executive Chairman and interim CEO and President while the Company recruits a permanent successor to Mr. Gollenberg. As discussed last quarter, the Company expects a replacement to be named by August 30th.

Outlook

The low end of the range of the Company’s previous AFFO and dividend guidance of $1.10 per diluted common share for 2007 assumed approximately $0.85 per diluted common share contribution from core lending activities and $0.25 per diluted common share from joint venture activities. Based on the current uncertainty in the lending environment, the Company thinks it is prudent to reduce its dividend guidance to $0.90 per diluted common share which assumes a contribution of $0.80 per diluted common share from core activities and $0.10 per diluted common share from joint venture exits. This assessment is based on a current view of the Company’s projected 2007 AFFO and net income, including the $7.8 million non-cash impairment, of $0.60 to $0.70 and $0.20 to $0.30, respectively.

Company Valuation

As of the market close today, CBF stock was trading at $6.21 per share which represents a 48.2 percent discount to book value after the second quarter’s write-down of $7.8 million on one of the two foreclosed assets. The current price equates to a market capitalization of $190.8 million.

The table below summarizes the major components of the net carrying value of the Company’s assets at June 30, 2007.

Equity ($MM)
CDOs	$211.5
Joint Venture Equity	75.8
Foreclosed Assets	54.6
Warehouse Lines	72.9
Cash/Other	42.4

Total Investable Capital	457.2
Less: Trust Preferred Securities/Other	(61.5)

Book Value	$395.7

-MORE-

CBRE Realty Finance, Inc.

Based on the current stock price, the market is valuing these same assets $204.9 million below their estimated book value. Considering the strong fundamentals in the commercial real estate market, management believes the Company is substantially undervalued in the public markets.

Conference Call Details

CBRE Realty Finance will host a conference call on Tuesday, August 7, 2007, at 10:00 a.m. Eastern Time to discuss second quarter results. The call can be accessed live by dialing 800-811-0667 or by visiting the Company’s website at www.cbrerealtyfinance.com.

Investors may access a replay by dialing 888-203-1112, passcode 6461275, which will be available through August 14, 2007. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company.

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 10 of this release.

-MORE-

CBRE Realty Finance, Inc.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, changes in interest rates, debt securities market, general economy or commercial finance and real estate markets specifically, credit conditions of the Company’s portfolio and in the market generally, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, potential asset valuations and margin calls by our lenders, access to debt and equity capital, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Financial Tables Follow…

-MORE-

CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Consolidated Statement of Income

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended June 30, 2007	For the Three Months Ended June 30, 2006		For the Six Months Ended June 30, 2007	For the Six Months Ended June 30, 2006
Revenues:
Investment income	$29,690	$12,820		$55,230	$23,908
Property operating income	2,043	1,424		3,699	2,096
Other income	2,658	1,125		3,039	1,725

Total revenues	34,391	15,369		61,968	27,729

Expenses:
Interest expense	23,389	9,178		40,934	14,667
Management fees	2,026	1,421		4,090	2,848
Property operating expenses	1,253	659		2,154	876
Other general and administrative (including $933, $957, $1,024, and $1,828 respectively of stock-based compensation)	3,043	2,007		4,837	4,484
Depreciation/amortization	462	425		1,289	678
Loss on impairment of asset	7,764	—		7,764	—

Total expenses	37,937	13,690		61,068	23,553

Loss on sale of investment	—	—		(287)	(152)
Gain (loss) on derivatives	(60)	324		(167)	3,635

Income (loss) from continuing operations before equity in net income of unconsolidated joint ventures	(3,606)	2,003		446	7,659
Equity in net income (loss) of unconsolidated joint ventures	(980)	236		(3,509)	236

Net income (loss) before minority interest	(4,586)	2,239		(3,063)	7,895
Minority interest	(28)	(12)		(80)	(21)

Net income (loss)	$(4,558)	$2,251		$(2,983)	$7,916

Weighted-average shares of common stock outstanding:
Basic	30,215,691	20,046,183		30,188,881	20,023,219

Diluted	30,215,691	20,216,751		30,188,881	20,216,431

Earnings (loss) per share of common stock:
Basic	$(0.15)	$0.11		$(0.10)	$0.40

Diluted	$(0.15)	$0.11		$(0.10)	$0.39

Dividends declared per share of common stock	$0.21	$0.35	*	$0.42	$0.35

*	$0.17 dividend declared on April 7, 2006 was made in respect to the 1st quarter of 2006. $0.18 declared in respect to the 2nd quarter of 2006.

-MORE-

CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except per share and share data)

	(Unaudited) June 30, 2007	(Audited) December 31, 2006
Assets:
Cash & cash equivalents	$21,244	$17,933
Restricted cash	83,001	59,520
Loans and other lending investments, net	1,586,602	1,090,874
Commercial mortgage backed securities, at fair value	286,757	222,333
Real estate, net	91,363	66,277
Assets held for development	178,172	—
Investment in joint ventures	54,223	41,046
Derivative assets	15,816	373
Accrued interest	10,009	6,656
Other assets	39,572	17,677

Total assets	$2,366,759	$1,522,689

Liabilities and Stockholders’ Equity:
Liabilities:
Bonds payable	$1,313,500	$508,500
Repurchase obligations	313,602	433,438
Mortgage payable	192,858	52,194
Note payable	23,000	—
Derivative liabilities	1,095	7,549
Management fee payable	677	712
Dividends payable	6,452	5,814
Accounts payable and accrued expenses	18,764	4,739
Other liabilities	50,457	47,060
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	50,000	50,000

Total liabilities	1,970,405	1,110,006

Commitments and contingencies	—	—
Minority interest	703	813
Stockholders’ Equity:
Preferred stock, par value $.01 per share: 50,000,0000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.01 per share: 100,000,000 shares authorized; 30,726,175 and 30,601,142 shares issued and outstanding at June 30, 2007 and December 31, 2007 respectively	307	306
Additional paid-in capital	422,009	420,986
Common stock subscription receivable	—	—
Accumulated other comprehensive loss	(2,823)	(1,469)
Retained earnings (accumulated deficit)	(23,842)	(7,953)

Total stockholders’ equity	395,651	411,870

Total liabilities and stockholders’ equity	$2,366,759	$1,522,689

-MORE-

CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Funds From Operations and Adjusted Funds From Operations

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended June 30, 2007	For the Three Months Ended June 30, 2006	For the Six Months Ended June 30, 2007	For the Six Months Ended June 30, 2006
Funds from operations:
Net income (loss)	$(4,558)	$2,251	$(2,983)	$7,916
Adjustments:
Real estate depreciation and amortization	361	257	1,188	380
Gain (losses) from debt restructuring	—	—	—	—
Gain (losses) from sale of property	—	—	—	—
Funds from discontinued operations	—	—	—	—
Real estate depreciation and amortization – unconsolidated ventures	2,357	639	5,525	639

Funds from operations	$(1,840)	$3,147	$3,730	$8,935
Adjusted funds from operations:
Amortization of deferred stock-based compensation	933	957	1,024	1,829
Straight-line rental income—unconsolidated joint ventures	(209)	—	(335)	—
Unrealized (gain) loss on derivatives	(3)	536	54	24
Fair value lease revenue (SFAS 141)	—	—	(11)	—
Fair value lease revenue (SFAS 141) – unconsolidated ventures	(222)	—	(410)	—

Adjusted funds from operations	$(1,341)	$4,640	$4,052	$10,788

Weighted-average shares of common stock outstanding:
Basic	30,215,691	20,046,183	30,188,881	20,023,219

Diluted	30,215,691	20,216,751	30,188,881	20,216,431

FFO share of common stock:
Basic	$(0.06)	$0.16	$0.12	$0.45

Diluted	$(0.06)	$0.16	$0.12	$0.44

AFFO share of common stock:
Basic	$(0.04)	$0.23	$0.13	$0.54

Diluted	$(0.04)	$0.23	$0.13	$0.53

-MORE-

CBRE Realty Finance, Inc.

Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) are non-GAAP financial measures, which are widely recognized measures of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company presents FFO and AFFO because it considers them important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO and AFFO as one of several criteria to determine performance-based equity bonuses for members of the Company’s senior management team. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. The Company considers gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses while arriving at FFO.

AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing its liquidity position with that of other REITs. Further, it is the financial measure upon which incentive compensation payable under the Company’s management agreement is payable.

The Company calculates AFFO by subtracting from or adding to FFO:

•

normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141;

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation; and

•	unrealized gains or losses on derivative transactions

-MORE-

CBRE Realty Finance, Inc.

•	The Company’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

Neither FFO nor AFFO represent cash generated from operating activities or net income in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

#  #  #